Exhibit 99.1

ARKO Corp. Reports Fourth Quarter and Full Year 2024 Results

ARKO Corp. (Nasdaq: ARKO) (“ARKO” or the “Company”), a Fortune 500 company and one of the largest convenience store operators in the United States, today announced financial results for the fourth quarter and the full year ended December 31, 2024.

Fourth Quarter and Full Year 2024 Key Highlights (vs. Year-Ago Period)1,2

•
Net loss for the quarter was $2.3 million compared to net income of $1.1 million. For the year, net income was $20.8 million compared to $34.6 million.
•
Adjusted EBITDA for the quarter was $56.8 million compared to $61.8 million. For the year, Adjusted EBITDA was $248.9 million compared to $276.3 million.
•
Merchandise margin rate for the quarter increased to 33.0% compared to 32.9%. For the year, merchandise margin rate increased to 32.8% compared to 31.8%.
•
Merchandise contribution for the quarter was $134.9 million compared to $146.8 million; more than half of the merchandise contribution decline for the quarter was associated with the Company’s accretive dealerization program. For the year, merchandise contribution was $579.6 million compared to $585.1 million.
•
Retail fuel margin for the quarter was 38.7 cents per gallon compared to 39.2 cents per gallon, resulting from macroeconomically-driven lower fuel prices and reduced price volatility. For the year, retail fuel margin increased to 39.6 cents per gallon compared to 38.8 cents per gallon.
•
Retail fuel contribution for the quarter was $100.2 million compared to $109.3 million. For the year, retail fuel contribution was $428.2 million compared to $435.3 million.

Other Key Highlights

•
As part of the Company’s developing transformation plan, the Company converted 153 retail stores to dealer sites during the year ended December 31, 2024, including approximately 100 stores converted in the fourth quarter of 2024. The Company expects to convert a meaningful number of additional stores throughout 2025, including another approximately 100 retail stores by the end of the first quarter of 2025. The stores converted to dealer locations in 2024 are expected to produce an annualized benefit to combined wholesale segment and retail segment operating income of approximately $8.5 million. The Company now expects that, at scale, its channel optimization will yield a cumulative annualized benefit of operating income in excess of $20 million. This channel optimization is also expected to enable the Company to better focus and prioritize future investments in its remaining retail stores.
•
In 2024, the Company expanded its planned pipeline of NTI (new-to-industry) stores to eight, including two stores that opened in 2024 and an additional two stores opened in the first quarter of 2025. The Company expects to open the four remaining NTI locations over the course of 2025.

1 See Use of Non-GAAP Measures below.

2 All figures for fuel costs, fuel contribution and fuel margin per gallon exclude the estimated fixed margin or fixed fee paid to the Company’s wholesale fuel distribution subsidiary, GPM Petroleum LP (“GPMP”) for the cost of fuel (intercompany charges by GPMP).

•
The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on March 21, 2025 to stockholders of record as of March 10, 2025.

“We navigated a challenging macroeconomic environment in 2024, while advancing the development of our multi-year transformation plan," said Arie Kotler, Chairman, President, and CEO of ARKO. “We made progress with our dealerization program by strategically refining our retail footprint, strengthening merchandising initiatives, and enhancing customer engagement through value-driven promotions for in-store merchandise and, more recently, a more aggressive value offer at the pump. Our focus on operational efficiencies and the dealerization program allowed us to manage through industry-wide headwinds while making strategic investments in high-growth areas, such as food service and other tobacco products to meet evolving customer preferences.”

Mr. Kotler continued: “Looking ahead to 2025, we remain committed to driving sustainable long-term growth and value creation for our stakeholders. We plan to strengthen our competitiveness by continuing to invest in higher-growth categories, delivering further value to our customers and further optimizing our store portfolio. We are acutely focused on delivering innovative, value-driven solutions that enhance the customer experience while maximizing profitability and expanding revenue opportunities.”

Fourth Quarter and Full Year 2024 Segment Highlights

Retail

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold	258,856	279,035	1,080,990	1,122,321
Same store fuel gallons sold decrease (%) [1]	(4.4%)	(7.5%)	(6.1%)	(5.3%)
Fuel contribution [2]	$100,212	$109,336	$428,216	$435,322
Fuel margin, cents per gallon [3]	38.7	39.2	39.6	38.8
Same store fuel contribution [1,2]	$96,830	$104,262	$403,503	$422,090
Same store merchandise sales (decrease) increase (%) [1]	(4.3%)	(2.8%)	(5.4%)	0.4%
Same store merchandise sales excluding cigarettes (decrease) increase (%) [1]	(2.1%)	(1.8%)	(3.8%)	2.5%
Merchandise revenue	$408,826	$446,727	$1,767,345	$1,838,001

Merchandise contribution [4]	$134,873	$146,773	$579,569	$585,122
Merchandise margin [5]	33.0%	32.9%	32.8%	31.8%
Same store merchandise contribution [1,4]	$129,376	$135,532	$543,368	$560,321
Same store site operating expenses [1]	$179,302	$181,527	$736,727	$737,158

[1] Same store is a common metric used in the convenience store industry. The Company considers a store a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. Refer to Use of Non-GAAP Measures below for discussion of this measure.

[2] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[3] Calculated as fuel contribution divided by fuel gallons sold.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Merchandise contribution for the fourth quarter of 2024 decreased $11.9 million, or 8.1%, compared to the fourth quarter of 2023, while merchandise margin increased to 33.0% in the fourth quarter of 2024 compared to 32.9% in 2023. The decrease in merchandise contribution was due to a decrease in same store merchandise contribution of $6.2 million and a decrease of $7.7 million related to underperforming retail stores that were closed or converted to dealers, partially offset by an increase in merchandise contribution of $2.0 million from the SpeedyQ acquisition that closed in April 2024. Merchandise contribution at same stores decreased in the fourth quarter of 2024 primarily due to lower contribution from several core destination categories and cigarettes, partially offset by higher contribution from other tobacco products.

For the year ended December 31, 2024, merchandise contribution decreased $5.6 million, or 0.9%, compared to the year ended December 31, 2023, while merchandise margin increased to 32.8% in 2024 from 31.8% in 2023. The decrease in merchandise contribution was due to a decrease in same store merchandise contribution of $17.0 million and a decrease in merchandise contribution of $11.6 million related to underperforming retail stores that were closed or converted to dealers, partially offset by incremental merchandise contribution from recent acquisitions of $21.7 million.

For the fourth quarter of 2024, retail fuel contribution decreased $9.1 million to $100.2 million compared to the prior year period, with a same store fuel contribution decrease of $7.4 million attributable to gallon demand declines reflecting the challenging macro-economic environment. Fuel margin of 38.7 cents per gallon was down 0.5 cents per gallon compared to the fourth quarter of 2023, resulting from lower fuel costs and reduced price volatility this year. In addition, a decrease in retail fuel contribution of $3.7 million was related to underperforming retail stores that were closed or converted to dealers, partially offset by incremental fuel contribution from the SpeedyQ acquisition of approximately $1.8 million.

For the year ended December 31, 2024, fuel contribution decreased $7.1 million, or 1.6%, compared to the year ended December 31, 2023, while fuel margin per gallon increased. Same store fuel margin per gallon for 2024 increased to 39.7 cents per gallon from 39.0 cents per gallon for 2023. Incremental fuel contribution from recent acquisitions of approximately $16.8 million was more than offset by a decrease in same store fuel contribution of $18.6 million. In addition, a decrease in fuel contribution of $6.1 million was related to underperforming retail stores that were closed or converted to dealers compared to 2023.

Wholesale

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – fuel supply locations	201,317	199,861	794,796	801,260
Fuel gallons sold – consignment agent locations	38,563	40,144	154,560	168,005
Fuel contribution [1] – fuel supply locations	$12,004	$11,499	$47,930	$48,396
Fuel contribution [1] – consignment agent locations	$10,270	$10,101	$42,420	$44,512
Fuel margin, cents per gallon [2] – fuel supply locations	6.0	5.8	6.0	6.0
Fuel margin, cents per gallon [2] – consignment agent locations	26.6	25.2	27.4	26.5

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

Fuel contribution was approximately $22.3 million for the fourth quarter of 2024 compared to $21.6 million for the fourth quarter of 2023. Fuel contribution for the fourth quarter of 2024 at fuel supply locations increased by $0.5 million, and fuel contribution at consignment agent locations increased by $0.2 million, as compared to the prior year period, with fuel margin increases of 0.2 cents per gallon and 1.4 cents per gallon, respectively. For the fourth quarter of 2024, other revenues, net, increased by approximately $1.8 million, while site operating expenses increased by $0.6 million compared to the prior year period, resulting from the retail stores that were converted to dealers.

For the year ended December 31, 2024, wholesale operating income increased $0.8 million, compared to 2023. An increase of approximately $3.4 million in other revenues, net, was partially offset by a decrease in fuel contribution of approximately $2.6 million in 2024 compared to 2023. At fuel supply locations, fuel contribution decreased by $0.5 million, and fuel margin per gallon remained consistent with 2023, primarily due to decreased prompt pay discounts related to lower fuel costs and lower volumes at comparable wholesale sites, which was partially offset by incremental contribution from recent acquisitions and the retail stores converted to dealers. At consignment agent locations, fuel contribution decreased $2.1 million while fuel margin per gallon increased for 2024 compared to 2023, primarily due to incremental contribution from recent acquisitions and the retail stores converted to dealers, which was offset by lower rack-to-retail margins and decreased prompt pay discounts related to lower fuel costs.

Fleet Fueling

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Fuel gallons sold – proprietary cardlock locations	32,888	33,285	136,104	130,995
Fuel gallons sold – third-party cardlock locations	3,239	3,201	12,814	9,832
Fuel contribution [1] – proprietary cardlock locations	$15,823	$13,146	$62,612	$54,685
Fuel contribution [1] – third-party cardlock locations	$509	$245	$1,677	$1,215
Fuel margin, cents per gallon [2] – proprietary cardlock locations	48.1	39.5	46.0	41.7
Fuel margin, cents per gallon [2] – third-party cardlock locations	15.8	7.6	13.1	12.4

[1] Calculated as fuel revenue less fuel costs; excludes the estimated fixed fee paid to GPMP for the cost of fuel.
[2] Calculated as fuel contribution divided by fuel gallons sold.

For the fourth quarter of 2024, fuel contribution increased by $2.9 million compared to the fourth quarter of 2023. At proprietary cardlocks, fuel contribution increased by $2.7 million, and fuel margin per gallon also increased for the fourth quarter of 2024 compared to the fourth quarter of 2023. At third-party cardlock locations, fuel contribution increased by $0.3 million, and fuel margin per gallon also increased for the fourth quarter of 2024 compared to the fourth quarter of 2023.

For the year ended December 31, 2024, fuel contribution increased by $8.4 million compared to the year ended December 31, 2023. At proprietary cardlocks, fuel contribution increased by $7.9 million, and fuel margin per gallon also increased for the year ended December 31, 2024, compared to the year ended December 31, 2023. At third-party cardlock locations, fuel contribution increased $0.5 million, and fuel margin per gallon also increased for 2024 compared to 2023. These changes were primarily due to higher volumes and the cardlocks acquired in the Company’s acquisition of certain sites from WTG Fuels Holdings, LLC in 2023.

Site Operating Expenses

For the quarter ended December 31, 2024, convenience store operating expenses decreased $13.0 million, or 6.5%, compared to the prior year period primarily due to a decrease of $14.3 million from underperforming retail stores that were closed or converted to dealers and a decrease in same store operating expenses of $2.2 million, or 1.2%. The decrease in convenience store operating expenses was partially offset by incremental expenses related to the SpeedyQ acquisition that closed in April 2024.

For the year ended December 31, 2024, convenience store operating expenses increased $11.2 million, or 1.4%, as compared to the year ended December 31, 2023, primarily due to $33.1 million of incremental expenses related to recent acquisitions. The increase in site operating expenses was partially offset by a decrease in same store operating expenses of $0.4 million, and $22.1 million of reduced expenses for underperforming retail stores that were closed or converted to dealers.

Liquidity and Capital Expenditures

As of December 31, 2024, the Company’s total liquidity was approximately $841 million, consisting of approximately $262 million of cash and cash equivalents and approximately $579 million of availability under lines of credit. Outstanding debt was $881 million, resulting in net debt, excluding lease related financing liabilities, of approximately $619 million. Capital expenditures were $36.1 million, and $113.9 million for the quarter and year ended December 31, 2024, respectively.

Quarterly Dividend and Share Repurchase Program

The Company’s ability to return cash to its stockholders through its cash dividend program and share repurchase program is consistent with its capital allocation framework and reflects the Company’s confidence in the strength of its cash generation ability and strong financial position.

The Board declared a quarterly dividend of $0.03 per share of common stock to be paid on March 21, 2025 to stockholders of record as of March 10, 2025.

There was approximately $25.7 million remaining under the share repurchase program as of December 31, 2024.

Company-Operated Retail Store Count and Segment Update

The following tables present certain information regarding changes in the retail, wholesale and fleet fueling segments for the periods presented:

	For the Three Months Ended December 31,		For the Year Ended December 31,
Retail Segment	2024	2023	2024	2023
Number of sites at beginning of period	1,491	1,552	1,543	1,404
Acquired sites	—	—	21	166
Newly opened or reopened sites	1	—	3	4
Company-controlled sites converted to
consignment or fuel supply locations, net	(102)	(3)	(153)	(16)
Sites closed, divested or converted to rentals	(1)	(6)	(25)	(15)
Number of sites at end of period	1,389	1,543	1,389	1,543

	For the Three Months Ended December 31,		For the Year Ended December 31,
Wholesale Segment [1]	2024	2023	2024	2023
Number of sites at beginning of period	1,832	1,825	1,825	1,674
Acquired sites	—	—	—	190
Newly opened or reopened sites [2]	9	25	39	83
Consignment or fuel supply locations converted
from Company-controlled or fleet fueling sites, net	102	2	153	15
Closed or divested sites	(21)	(27)	(95)	(137)
Number of sites at end of period	1,922	1,825	1,922	1,825

[1] Excludes bulk and spot purchasers.
[2] Includes all signed fuel supply agreements irrespective of fuel distribution commencement date.

	For the Three Months Ended December 31,		For the Year Ended December 31,
Fleet Fueling Segment	2024	2023	2024	2023
Number of sites at beginning of period	281	295	298	183
Acquired sites	—	—	—	111
Newly opened or reopened sites	—	2	1	6
Fleet fueling locations converted
from fuel supply locations, net	—	1	—	1
Closed or divested sites	(1)	—	(19)	(3)
Number of sites at end of period	280	298	280	298

First Quarter and Full Year 2025 Guidance

The Company currently expects first quarter 2025 Adjusted EBITDA to range between $27 million and $33 million, with an assumed range of average retail fuel margin from 37.0 to 39.0 cents per gallon. The Company currently expects full year 2025 Adjusted EBITDA to range between $233 million and $253 million, with an assumed range of average retail fuel margin from 39.5 to 41.5 cents per gallon.

The Company is not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with its stock price, as well as depreciation and amortization related to its capital allocation as part of its focus on accelerating organic growth.

Conference Call and Webcast Details

The Company will host a conference call today, February 26, 2025, to discuss these results at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the live call can dial 877-605-1792 or 201-689-8728.

A simultaneous, live webcast will also be available on the Investor Relations section of the Company’s website at https://www.arkocorp.com/news-events/ir-calendar. The webcast will be archived for 30 days.

About ARKO Corp.

ARKO Corp. (Nasdaq: ARKO) is a Fortune 500 company that owns 100% of GPM Investments, LLC and is one of the largest operators of convenience stores and wholesalers of fuel in the United States. Based in Richmond, VA, our highly recognizable Family of Community Brands offers delicious, prepared foods, beer, snacks, candy, hot and cold beverages, and multiple popular quick serve restaurant brands. We operate in four reportable segments: retail, which includes convenience stores selling merchandise and fuel products to retail customers; wholesale, which supplies fuel to independent dealers and consignment agents; fleet fueling, which includes the operation of proprietary and third-party cardlock locations, and issuance of proprietary fuel cards that provide customers access to a nationwide network of fueling sites; and GPM Petroleum, which sells and supplies fuel to our retail and wholesale sites and charges a fixed fee, primarily to our fleet fueling sites. To learn more about GPM stores, visit: www.gpminvestments.com. To learn more about ARKO, visit: www.arkocorp.com.

Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, the Company’s expected financial and operational results and the related assumptions underlying its expected results. These forward-looking statements are distinguished by use of words such as “accretive,” “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things, changes in economic, business and market conditions; the Company’s ability to maintain the listing of its common stock and warrants on the Nasdaq Stock Market; changes in its strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans; expansion plans and opportunities; changes in the markets in which it competes; changes in applicable laws or regulations, including those relating to environmental matters; market conditions and global and economic factors beyond its control; and the outcome of any known or unknown litigation and regulatory proceedings. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

Use of Non-GAAP Measures

The Company discloses certain measures on a “same store basis,” which is a non-GAAP measure. Information disclosed on a “same store basis” excludes the results of any store that is not a “same store” for the applicable period. A store is considered a same store beginning in the first quarter in which the store had a full quarter of activity in the prior year. The Company believes that this information provides greater comparability regarding its ongoing operating performance. Neither this measure nor those described below should be considered an alternative to measurements presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets, impairment charges, acquisition and divestiture costs, share-based compensation expense, other non-cash items, and other unusual or non-recurring charges. Both EBITDA and Adjusted EBITDA are non-GAAP financial measures.

The Company uses EBITDA and Adjusted EBITDA for operational and financial decision-making and believe these measures are useful in evaluating its performance because they eliminate certain items that it does not consider indicators of its operating performance. EBITDA and Adjusted EBITDA are also used by many of its investors, securities analysts, and other interested parties in evaluating its operational and financial performance across reporting periods. The Company believes that the presentation of EBITDA and Adjusted EBITDA provides useful information to investors by allowing an understanding of key measures that it uses internally for operational decision-making, budgeting, evaluating acquisition targets, and assessing its operating performance.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be considered as a substitute for net income or any other financial measure presented in accordance with GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of its results as reported under GAAP. The Company strongly encourages investors to review its financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Because non-GAAP financial measures are not standardized, same store measures, EBITDA and Adjusted EBITDA, as defined by the Company, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare the Company’s use of these non-GAAP financial measures with those used by other companies.

Company Contact

Jordan Mann

ARKO Corp.

investors@gpminvestments.com

Investor Contact

Sean Mansouri, CFA

Elevate IR

(720) 330-2829

ARKO@elevate-ir.com

	Consolidated Statements of Operations
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$1,556,185	$1,759,216	$6,858,919	$7,464,372
Merchandise revenue	408,826	446,727	1,767,345	1,838,001
Other revenues, net	27,098	27,217	105,698	110,358
Total revenues	1,992,109	2,233,160	8,731,962	9,412,731
Operating expenses:
Fuel costs	1,416,234	1,613,230	6,271,696	6,876,084
Merchandise costs	273,953	299,954	1,187,776	1,252,879
Site operating expenses	209,906	222,751	875,272	860,134
General and administrative expenses	39,690	38,102	162,920	165,294
Depreciation and amortization	33,989	32,648	132,414	127,597
Total operating expenses	1,973,772	2,206,685	8,630,078	9,281,988
Other expenses, net	3,962	1,168	7,858	12,729
Operating income	14,375	25,307	94,026	118,014
Interest and other financial income	4,229	2,197	30,591	20,273
Interest and other financial expenses	(23,942)	(25,099)	(97,752)	(91,516)
(Loss) income before income taxes	(5,338)	2,405	26,865	46,771
Income tax benefit (expense)	2,995	(1,317)	(6,144)	(12,166)
Income (loss) from equity investment	45	38	124	(39)
Net (loss) income	$(2,298)	$1,126	$20,845	$34,566
Less: Net income attributable to non-controlling interests	—	48	—	197
Net (loss) income attributable to ARKO Corp.	$(2,298)	$1,078	$20,845	$34,369
Series A redeemable preferred stock dividends	(1,445)	(1,449)	(5,750)	(5,750)
Net (loss) income attributable to common shareholders	$(3,743)	$(371)	$15,095	$28,619
Net (loss) income per share attributable to common shareholders - basic	$(0.03)	$(0.00)	$0.13	$0.24
Net (loss) income per share attributable to common shareholders - diluted	$(0.03)	$(0.00)	$0.13	$0.24
Weighted average shares outstanding:
Basic	115,771	116,638	116,139	118,782
Diluted	115,771	116,638	116,949	119,605

	Consolidated Balance Sheets
	December 31, 2024	December 31, 2023
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$261,758	$218,120
Restricted cash	30,650	23,301
Short-term investments	5,330	3,892
Trade receivables, net	95,832	134,735
Inventory	231,225	250,593
Other current assets	97,413	118,472
Total current assets	722,208	749,113
Non-current assets:
Property and equipment, net	747,548	742,610
Right-of-use assets under operating leases	1,386,244	1,384,693
Right-of-use assets under financing leases, net	157,999	162,668
Goodwill	299,973	292,173
Intangible assets, net	182,355	214,552
Equity investment	3,009	2,885
Deferred tax asset	67,689	52,293
Other non-current assets	53,633	49,377
Total assets	$3,620,658	$3,650,364
Liabilities
Current liabilities:
Long-term debt, current portion	$12,944	$16,792
Accounts payable	190,212	213,657
Other current liabilities	159,239	179,536
Operating leases, current portion	71,580	67,053
Financing leases, current portion	11,515	9,186
Total current liabilities	445,490	486,224
Non-current liabilities:
Long-term debt, net	868,055	828,647
Asset retirement obligation	87,375	84,710
Operating leases	1,408,293	1,395,032
Financing leases	211,051	213,032
Other non-current liabilities	223,528	266,602
Total liabilities	3,243,792	3,274,247

Series A redeemable preferred stock	100,000	100,000

Shareholders' equity:
Common stock	12	12
Treasury stock	(106,123)	(74,134)
Additional paid-in capital	276,681	245,007
Accumulated other comprehensive income	9,119	9,119
Retained earnings	97,177	96,097
Total shareholders' equity	276,866	276,101
Non-controlling interest	—	16
Total equity	276,866	276,117

Total liabilities, redeemable preferred stock and equity	$3,620,658	$3,650,364

	Consolidated Statements of Cash Flows
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Cash flows from operating activities:
Net (loss) income	$(2,298)	$1,126	$20,845	$34,566
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	33,989	32,648	132,414	127,597
Deferred income taxes	(9,136)	(652)	(12,796)	(4,680)
Loss on disposal of assets and impairment charges	1,661	660	6,798	6,203
Foreign currency (gain) loss	(6)	(101)	35	29
Gain from issuance of shares as payment of deferred consideration related to business acquisition	—	—	(2,681)	—
Gain from settlement related to business acquisition	—	—	(6,356)	—
Amortization of deferred financing costs and debt discount	669	661	2,669	2,518
Amortization of deferred income	(4,351)	(1,840)	(14,477)	(8,142)
Accretion of asset retirement obligation	661	709	2,532	2,399
Non-cash rent	3,530	3,750	14,335	14,168
Charges to allowance for credit losses	112	244	845	1,265
(Income) loss from equity investment	(45)	(38)	(124)	39
Share-based compensation	4,077	1,777	12,339	15,015
Fair value adjustment of financial assets and liabilities	(222)	842	(10,985)	(10,785)
Other operating activities, net	(627)	352	125	2,631
Changes in assets and liabilities:
Decrease (increase) in trade receivables	21,946	44,550	38,058	(17,937)
Decrease (increase) in inventory	5,262	15,373	22,689	(2,013)
(Increase) decrease in other assets	(16)	(957)	13,893	(29,386)
Decrease in accounts payable	(18,032)	(35,836)	(24,169)	(6,169)
(Decrease) increase in other current liabilities	(20,664)	(8,002)	(2,820)	990
Decrease in asset retirement obligation	(634)	(69)	(917)	(23)
Increase in non-current liabilities	6,852	2,090	29,606	7,809
Net cash provided by operating activities	22,728	57,287	221,858	136,094
Cash flows from investing activities:
Purchase of property and equipment	(36,133)	(35,561)	(113,914)	(111,164)
Purchase of intangible assets	—	—	—	(45)
Proceeds from sale of property and equipment	2,196	3,134	53,549	310,240
Business and asset acquisitions, net of cash	—	33	(54,549)	(494,871)
Prepayment for acquisitions	—	(1,000)	—	(1,000)
Loans to equity investment, net	14	18	56	18
Net cash used in investing activities	(33,923)	(33,376)	(114,858)	(296,822)
Cash flows from financing activities:
Receipt of long-term debt, net	—	20,810	47,556	99,643
Repayment of debt	(5,794)	(5,640)	(26,357)	(22,157)
Principal payments on financing leases	(1,360)	(1,260)	(4,940)	(5,497)

Early settlement of deferred consideration related to business acquisition	—	—	(17,155)	—
Proceeds from sale-leaseback	—	—	—	80,397
Payment of Additional Consideration	(3,354)	(3,505)	(3,354)	(3,505)
Payment of Ares Put Option	—	—	—	(9,808)
Common stock repurchased	—	(8,495)	(31,989)	(33,694)
Dividends paid on common stock	(3,473)	(3,497)	(14,015)	(14,272)
Dividends paid on redeemable preferred stock	(1,445)	(1,449)	(5,750)	(5,750)
Net cash (used in) provided by financing activities	(15,426)	(3,036)	(56,004)	85,357
Net (decrease) increase in cash and cash equivalents and restricted cash	(26,621)	20,875	50,996	(75,371)
Effect of exchange rate on cash and cash equivalents and restricted cash	18	106	(9)	23
Cash and cash equivalents and restricted cash, beginning of period	319,011	220,440	241,421	316,769
Cash and cash equivalents and restricted cash, end of period	$292,408	$241,421	$292,408	$241,421

Supplemental Disclosure of Non-GAAP Financial Information

	Reconciliation of EBITDA and Adjusted EBITDA
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net (loss) income	$(2,298)	$1,126	$20,845	$34,566
Interest and other financing expenses, net	19,713	22,902	67,161	71,243
Income tax (benefit) expense	(2,995)	1,317	6,144	12,166
Depreciation and amortization	33,989	32,648	132,414	127,597
EBITDA	48,409	57,993	226,564	245,572
Acquisition and divestiture costs (a)	1,249	1,099	5,168	9,079
Loss on disposal of assets and impairment charges (b)	1,661	660	6,798	6,203
Share-based compensation expense (c)	4,077	1,777	12,339	15,015
(Income) loss from equity investment (d)	(45)	(38)	(124)	39
Fuel and franchise taxes received in arrears (e)	—	—	(1,427)	—
Adjustment to contingent consideration (f)	978	68	(20)	(604)
Other (g)	519	230	(438)	956
Adjusted EBITDA	$56,848	$61,789	$248,860	$276,260

Additional information
Non-cash rent expense (h)	3,530	3,750	14,335	14,168

(a) Eliminates costs incurred that are directly attributable to business acquisitions and divestitures (including conversion of retail stores to dealer sites) and salaries of employees whose primary job function is to execute the Company's acquisition and divestiture strategy and facilitate integration of acquired operations.

(b) Eliminates the non-cash loss from the sale or disposal of property and equipment, the loss recognized upon the sale of related leased assets, and impairment charges on property and equipment and right-of-use assets related to closed and non-performing sites.

(c) Eliminates non-cash share-based compensation expense related to the equity incentive program in place to incentivize, retain, and motivate employees, certain non-employees and members of the Board.

(d) Eliminates the Company's share of (income) loss attributable to its unconsolidated equity investment.

(e) Eliminates the receipt of historical fuel and franchise tax amounts for multiple prior periods.

(f) Eliminates fair value adjustments to the contingent consideration owed to the seller for the 2020 Empire acquisition.

(g) Eliminates other unusual or non-recurring items that the Company does not consider to be meaningful in assessing operating performance.

(h) Non-cash rent expense reflects the extent to which GAAP rent expense recognized exceeded (or was less than) cash rent payments. GAAP rent expense varies depending on the terms of the Company's lease portfolio. For newer leases, rent expense recognized typically exceeds cash rent payments, whereas, for more mature leases, rent expense recognized is typically less than cash rent payments.

Supplemental Disclosures of Segment Information

Retail Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$779,352	$913,534	$3,509,935	$3,858,777
Merchandise revenue	408,826	446,727	1,767,345	1,838,001
Other revenues, net	15,768	17,104	65,264	74,406
Total revenues	1,203,946	1,377,365	5,342,544	5,771,184
Operating expenses:
Fuel costs [1]	679,140	804,198	3,081,719	3,423,455
Merchandise costs	273,953	299,954	1,187,776	1,252,879
Site operating expenses	187,981	200,952	790,645	779,448
Total operating expenses	1,141,074	1,305,104	5,060,140	5,455,782
Operating income	$62,872	$72,261	$282,404	$315,402

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

The table below shows financial information and certain key metrics of the SpeedyQ acquisition in the Retail Segment for which there is no comparable information for any of the prior periods.

	For the Three Months Ended December 31, 2024	For the Year Ended December 31, 2024
	SpeedyQ [1]
	(in thousands)
Date of Acquisition:	April 9, 2024
Revenues:
Fuel revenue	$11,359	$38,937
Merchandise revenue	6,469	20,719
Other revenues, net	311	809
Total revenues	18,139	60,465
Operating expenses:
Fuel costs [2]	9,580	33,455
Merchandise costs	4,473	14,709
Site operating expenses	3,373	9,760
Total operating expenses	17,426	57,924
Operating income	$713	$2,541
Fuel gallons sold	3,768	11,865
Fuel contribution [3]	$1,779	$5,482
Merchandise contribution [4]	$1,996	$6,010
Merchandise margin [5]	30.9%	29.0%

[1] Acquisition of seven Speedy's retail stores.
[2] Excludes the estimated fixed margin paid to GPMP for the cost of fuel.
[3] Calculated as fuel revenue less fuel costs.
[4] Calculated as merchandise revenue less merchandise costs.
[5] Calculated as merchandise contribution divided by merchandise revenue.

Wholesale Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$652,016	$700,026	$2,799,869	$3,039,904
Other revenues, net	8,681	6,909	29,140	25,775
Total revenues	660,697	706,935	2,829,009	3,065,679
Operating expenses:
Fuel costs [1]	629,742	678,426	2,709,519	2,946,996
Site operating expenses	10,997	10,400	39,679	39,703
Total operating expenses	640,739	688,826	2,749,198	2,986,699
Operating income	$19,958	$18,109	$79,811	$78,980

[1] Excludes the estimated fixed margin or fixed fee paid to GPMP for the cost of fuel.

Fleet Fueling Segment

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Revenues:
Fuel revenue	$117,196	$136,801	$515,462	$530,937
Other revenues, net	2,131	2,616	9,135	7,818
Total revenues	119,327	139,417	524,597	538,755
Operating expenses:
Fuel costs [1]	100,864	123,410	451,173	475,037
Site operating expenses	6,056	6,259	24,917	22,298
Total operating expenses	106,920	129,669	476,090	497,335
Operating income	$12,407	$9,748	$48,507	$41,420

[1] Excludes the estimated fixed fee paid to GPMP for the cost of fuel.